Exhibit 3.1

Filed in the Office of the

Secretary of State of

West Virginia, this date:

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

The undersigned, acting as incorporator of a corporation under Section 202, Article 2, Chapter 31D of the Code of West Virginia, adopt the following Articles of Incorporation of such corporation:

ARTICLE I

The undersigned agrees to become a corporation by the name of:

MVB Financial Corp.

ARTICLE II

The address of the principal office of said corporation will be 301 Virginia Avenue, in the City of Fairmont, County of Marion, State of West Virginia 26554-2777.

ARTICLE III

This corporation is formed for the purpose of transacting any or all lawful business for which corporations may be formed under the corporation laws of the State of West Virginia.

ARTICLE IV

No shareholder of this corporation or other person shall have any preemptive right whatsoever.

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be Four Million Dollars ($4,000,000.00), which shall be divided into Four Million (4,000,000) shares of the par value of One Dollar ($1.00) each.

ARTICLE VI

The existence of this corporation is to be perpetual.

ARTICLE VII

Provisions for the regulation of the internal affairs of the corporation are:

A. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation’s Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to herein shall be deemed to be doing so at the request of the corporation.

E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

G. Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exception from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same may exist or are hereafter amended. Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

The full name and address of the appointed person to whom notice or process may be sent is:

      MVB Financial Corp. (Attention: President), 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

ARTICLE X

The number of directors constituting the initial Board of Directors of the corporation is fourteen (14), and the names and addresses of the persons who shall serve as directors until the first meeting of the shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Barbara L. Alexander	250 Lakewood Center
Morgantown, West Virginia 26508

Robert L. Bell	333 Baldwin Street
Morgantown, West Virginia 26505

Stephen R. Brooks	1009 Greystone Circle
Morgantown, West Virginia 26508

Harvey M. Havlichek	P.O. Box 42
Colfax, West Virginia 26566

NAME	ADDRESS
James R. Martin	911 Henry Drive
Fairmont, West Virginia 26554

Dr. Saad Mossallati	200 Route 98 West
Suite 107
Nutter Fort, West Virginia 26301

Leonard W. Nossokoff	498 Canyon Road
Morgantown, West Virginia 26508

J. Christopher Pallotta	8 Bel Manor Drive
Fairmont, West Virginia 26554

Nitesh S. Patel	7003 Carriage Lane
Fairmont, West Virginia 26554

Louis W. Spatafore	14 Regency Drive
Fairmont, West Virginia 26554

Richard L. Toothman	6 Pheasant Drive
Fairmont, West Virginia 26554

Dr. Michael F. Trent	1821 Martha Avenue
Fairmont, West Virginia 26554

Dr. James E. Valentine	907 Gaston Avenue
Fairmont, West Virginia 26554

Samuel J. Warash	1639 Otlahurst Drive
Fairmont, West Virginia 26554

ARTICLE XI

The name and address of the Incorporator is James R. Martin, 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and have accordingly hereto set his respective hand this 24th day of May, 2003.

/s/ James R. Martin
JAMES R. MARTIN

Joe Manchin, III		Penney Barker, Team Leader
Secretary of State	[SEAL]	Corporations Division
State Capitol Bldg.		Tel: (304) 558-8000
1900 Kanawha Blvd. East		Fax: (304) 558-5758
Charleston, WV 25305		Hrs- 8:30-5:00pm

www.wvsos.com	WEST VIRGINIA	business@wvsos.com
ARTICLES OF INCORPORATION
FEE: $25	PROFIT AMENDMENT
FFile One Original

In accordance with §31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST	The name of the corporation is MVB Financial Corp.

SECOND The following amendment(s) to the Articles of Incorporation were adopted by: (check one of the following statements)

☐ the shareholders of the corporation

☐ the incorporators or board of directors and shareholder approval was not required.

THIRD	The date of the adoption of the amendment(s) was: April 20, 2004

FOURTH	Change of Name information or Text of Amendment

Change of name from: ________________________________________

To: ________________________________________

Other amendment(s) (attach additional pages to form, if needed)

See attached Appendix 1.

FIFTH Contact name and number of person to reach in case of problem with filing: (optional, however, listing one may help to avoid a return or rejection of filing if there appears to be a problem with the document)

	Name: James R. Martin	Phone: 304-367-8688

SIXTH Signature of person executing document:

	/s/ James R. Martin	President
	Signature	Capacity in which he/she is signing
(example: president, chairman, etc.)

FORM CD-2                                                              Issued by the WV Secretary of State

Revised 2/04

Appendix I

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to the provisions of West Virginia Code Section 31D-10-1003, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is MVB Financial Corp.

SECOND: The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 26, 2004, in the manner prescribed by West Virginia Code Section 31D-10-1001, et seq., and the corporation’s Articles of Incorporation:

RESOLVED, that Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be nine million dollars ($9,000,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and five thousand (5,000) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any unissued but authorized shares of any class or classes of stock presently provided for in the Articles of Incorporation, or that may hereafter be provided for by a subsequent amendment to the Articles of Incorporation, to such persons or parties, including the holders of Common Stock or Preferred Stock or of any such other class of stock, for such considerations (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem to be in the best interests of the corporation. Except as expressly provided to the contrary hereinafter, such issuance, sale or other disposition may be made without offering such shares, or any part of any class thereof, to the holders of Common Stock or Preferred Stock or any such other class of stock, and no such holder shall have any preemptive right to subscribe for any shares of the Common Stock and shall only have such preemptive rights with respect to the Preferred Stock to the extent the Board of Directors, in its discretion, determines.

Each holder of Common Stock of the corporation entitled to vote shall have one vote for each share thereof held.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Stock are as follows:

A. Issuance in Series. Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Preferred Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Preferred Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

(i)	the rate of dividends;

(ii)	whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)	whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

(iv)	the amount payable upon shares in event of voluntary and involuntary liquidation;

(v)	sinking fund provisions, if any, for the redemption or purchase of shares;

(vi)	the terms and conditions, if any, on which shares may be converted; and

(vii)	voting rights, if any.

The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Preferred Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 601 and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

B. Dividends. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more. Dividends on shares of the Preferred Stock shall accrue from the date of the initial issue of shares of such series, or from such other date as may be fixed by the Board of Directors and shall be payable as determined by the Board of Directors. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends at the respective amounts or rates fixed for such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding.

C. Dividend Restriction on Junior Stock. So long as any shares of Preferred Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Preferred Stock unless (i) all dividends on the Preferred Stock of all series for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Preferred Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Preferred Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

D. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Preferred Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable upon such share thereof.

E. Status of Shares Redeemed or Retired. Preferred Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

F. Amendments. Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Preferred Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Preferred Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Preferred Stock.

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 708,025 shares of common stock, par value $1.00 per share. The number of shares entitled to vote thereon was 708,025.

FOURTH: The number of shares that voted for such amendment was:

	Shares Voted FOR	Shares Voted AGAINST	ABSTAINED
Common Stock	488,315	14,176	1,343

Total Voted: 503,834	96.92%	2.81%	.27%

Dated: July 16, 2004

MVB FINANCIAL CORP.

By	/s/ James R. Martin
James R. Martin